Exhibit 99.1

AeroGrow Reports Results for Quarter Ended June 30, 2010

•	Revenue of $1.8 million during seasonally slowest quarter
•	Operating loss improves 23% year over year
•	$7.0 million in new capital raised

Boulder, CO - August 12, 2010 - AeroGrow International, Inc. (OTCBB:AERO - News) ("AeroGrow" or the "Company"), makers of the AeroGarden® line of indoor gardening products, announced results for the quarter ended June 30, 2010.   The quarter is AeroGrow’s first of the 2011 fiscal year.

For the quarter ended June 30, 2010, AeroGrow reported revenue of $1.8 million, down 39% from the quarter ended June 30, 2009.  The decline in sales was due to a variety of factors, including a 78% decline in sales to retailers as the Company continued to aggressively exit that low margin sales channel.  In addition, sales were constrained in the direct-to-consumer business due to liquidity shortfalls, which resulted in persistent out-of-stock inventory issues and a 50% decline in advertising expenditures during the quarter.

Earlier this year, the Company announced a strategic decision to focus on building its direct-to-consumer business and to reduce the Company’s exposure to retailers.  This decision was based on the relatively low profit margins, high capital and operational requirements, and changing customer dynamics in the retail channel.

As a result of the shift in channel strategy, the Company’s direct-to-consumer revenue represented 85% of total revenue for the quarter, up from 68% in the same quarter the prior year.  While direct-to-consumer sales were down 23% year-over-year because of the 50% decline in advertising spending, the Company’s marketing efforts were markedly more efficient, generating $6.81 per revenue-generating media dollar spent, a 53% improvement over the same quarter the prior year.

“AeroGrow is nearing the final stages of its transition from a retail-centric wholesaler of its products to a direct-to-consumer merchant,” said Jack Walker, Chairman and CEO of AeroGrow.  “Initiated as a response to the change in consumer spending habits caused by the global economic downturn in late 2008, the transition has contributed to the improvement we’ve delivered in our year-over-year operating earnings for several quarters now.  This was true again this quarter, even in our seasonally slowest months of the year, and even despite the severe capital constraints we faced.  The inflow of new capital from our recent convertible note offering has eased those capital constraints, and we’re looking forward to our prime fall and winter selling seasons.”

AeroGrow reported an operating loss for the quarter of $1.25 million, a 23% improvement over last year’s operating loss of $1.62 million in the same quarter.  The decreased loss reflected a significant decrease in overhead costs, which were down 33% from the prior year, and that offset the impact of lower revenue and margin during the quarter.

Mr. Walker noted that, “I believe that our key operating metrics are pointing in the right direction for a turnaround-in-progress.  Overhead costs are down significantly, I think our headcount is optimized, and our operating losses are improving consistently.   In addition, I believe revenue would have been higher if we had the cash to purchase adequate levels of inventory, and to purchase more advertising media.   While we have now improved our cash position and are beginning to re-build our inventory, we expect our revenue will remain constrained for the near future while product moves through our supply lines.”

Results of Operations:

For the three months ended June 30, 2010, sales totaled $1,818,019, a 39.0% decrease from the same period in the prior year.  The decline in sales principally reflected a 77.9% reduction in sales to retailers, a result of our strategic decision to reduce our exposure to the retail channel because of its low margins and high capital requirements.  Our direct-to-consumer sales also declined, by 23.0% from the prior year, reflecting a 49.8% reduction in the amount of revenue-generating media spending during the period.  This reduction in media spending primarily reflected the cash constraints we experienced during the current year quarter.  Overall, the effectiveness of our media improved by 53.4%, however, as we generated $6.81 of direct-to-consumer revenue for every dollar of revenue-generating media spent in the 2010 period, as compared to $4.44 of direct-to-consumer revenue per media dollar in 2009.  In addition, our sales were adversely impacted during the 2010 period by inventory stock-outs resulting from our inability to purchase inventory because of cash constraints.  The decline in overall revenue was reflected in lower sales of AeroGardens, which declined by 30.0% from the prior year.  Recurring revenue from seed kit and accessories also declined, by 49.2%, and represented 39.0% percent of total revenue for the three months ended June 30, 2010, down from 46.8% in the prior year period.

Gross margin for the three months ended June 30, 2010 was 27.3%, as compared to 37.2% for the year earlier period.  The decrease reflected a variety of factors, including a shift in our pricing strategy to an everyday low pricing policy in response to research indicating that unit volumes, sales and profit contribution could be increased through lower price points.  In addition, the adverse impact on our operations from cash constraints experienced during the quarter, fixed manufacturing and distribution facility costs on a lower revenue base, and a higher mix of lower margin AeroGarden sales relative to the prior year had adverse impacts on gross margin.  Operating expenses other than cost of revenue decreased $983,027, or 36.0%, from the prior year reflecting cost saving initiatives, reductions in media spending, and staffing reductions.

Our loss from operations totaled $1,253,859 for the three months ended June 30, 2010, as compared to a loss of $1,623,314 in the prior year period.  The decreased loss reflected the significant decrease in operating expenses other than cost of revenue, partially offset by the impact of the lower sales and gross margin.

Other income and expense for the three months ended June 30, 2010 totaled to a net other expense of $475,190, as compared to net other income of $561,582 in the prior year period.  The net other expense in the current year period included $311,408 in non-cash expense related to the combined effect of the amortization of (i) $1,919,119 in related financing costs (the majority of which was made up of the value of warrants granted to the placement agent), and (ii) a $6,800,000 bond discount on our convertible notes issued during the quarter.  These notes were considered to have been issued at a discount because they had a conversion price lower than the market price of our stock at the time of issuance, and because the notes were issued with warrants to purchase our common stock. The resulting discount is being amortized to expense over the three-year life of the notes, as are the related financing costs.  The prior year net other income amount included $807,310 in gains related to accounts payable balance reduction agreements negotiated with certain vendors.

The year-over-year increase in other expense more than offset the reduction in the operating loss, and, as a result, the net loss for the three months ended June 30, 2010 increased to $1,729,049 from a net loss of $1,061,732 in the same period a year earlier.

The following table sets forth, as a percentage of sales, our financial results for the three months ended June 30, 2010 and the three months ended June 30, 2009:

	Three Months Ended June 30,
	2010	2009
Revenue
Product sales – retail, net	10.5%	29.1%
Product sales – direct to consumer, net	85.1%	67.5%
Product sales – international	4.4%	3.4%
Total sales	100.0%	100.0%

Operating expenses
Cost of revenue	72.8%	62.8%
Research and development	2.0%	4.0%
Sales and marketing	44.9%	38.9%
General and administrative	49.3%	48.8%
Total operating expenses	169.0%	154.5%
Profit/(loss) from operations	-69.0%	-54.5%

AEROGROW INTERNATIONAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended June 30,
	2010	2009
Revenue
Product sales	$1,818,019	$2,979,693

Operating expenses
Cost of revenue	1,321,703	1,869,805
Research and development	37,014	119,198
Sales and marketing	816,977	1,159,796
General and administrative	896,184	1,454,208
Total operating expenses	3,071,878	4,603,007

Loss from operations	(1,253,859)	(1,623,314)

Other (income) expense, net
Interest (income)	(6,630)	(80)
Interest expense	518,100	246,050
Interest expense – related party	61,259	-
Other (income)	(97,539)	(807,552)
Total other (income) expense, net	475,190	(561,582)

Net loss	$(1,729,049)	$(1,061,732)

Net loss per share, basic and diluted	$(0.14)	$(0.08)

Weighted average number of common
shares outstanding, basic and diluted	12,481,443	13,039,373

AEROGROW INTERNATIONAL, INC.
CONDENSED BALANCE SHEETS

	June 30, 2010	March 31, 2010
ASSETS	(Unaudited)	(Derived from Audited Statements)
Current assets
Cash	$2,059,688	$249,582
Restricted cash	444,803	443,862
Accounts receivable, net of allowance for doubtful accounts of $84,532 and $87,207 at June 30, 2010 and March 31, 2010, respectively	204,118	478,113
Other receivables	157,960	259,831
Inventory	3,178,636	3,493,732
Prepaid expenses and other	425,473	338,095
Total current assets	6,470,678	5,263,215
Property and equipment, net of accumulated depreciation of $2,674,722 and $2,486,377 at June 30, 2010 and March 31, 2010, respectively	857,250	1,002,530
Other assets
Intangible assets, net of $12,498 and $6,854 of accumulated amortization at June 30, 2010 and March 31, 2010, respectively	268,846	275,599
Deposits	188,130	240,145
Deferred debt issuance costs, net of accumulated amortization of $65,613 and $486,791 at June 30, 2010 and March 31, 2010, respectively	1,937,382	62,291
Total other assets	2,394,358	578,035
Total Assets	$9,722,286	$6,843,780

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Current portion – long term debt – related party	$122,102	$911,275
Current portion – long term debt	1,790,224	3,053,984
Accounts payable	2,381,586	3,354,703
Accrued expenses	1,189,498	1,449,977
Customer deposits	11,462	339,041
Deferred rent	36,646	40,773
Total current liabilities	5,531,518	9,149,753
Long term debt	953,349	1,020,957
Long term debt – related party	28,077	-
Stockholders' equity
Preferred stock, $.001 par value, 20,000,000 shares authorized, 7,586 and 7,586 shares issued and outstanding at June 30, 2010 and March 31, 2010	8	8
Common stock, $.001 par value, 500,000,000 shares authorized, 12,650,605 and 12,398,249 shares issued and outstanding at June 30, 2010 and March 31, 2010, respectively	12,650	12,398
Additional paid-in capital	61,198,536	52,933,467
Accumulated (deficit)	(58,001,852)	(56,272,803)
Total Stockholders' Equity (Deficit)	3,209,342	(3,326,930)
Total Liabilities and Stockholders' Equity (Deficit)	$9,722,286	$6,843,780

SALES BY CHANNEL

	Three Months Ended June 30,
Product Revenue	2010	2009
Retail, net	$191,578	$868,263
Direct to consumer, net	1,546,935	2,010,243
International	79,506	101,187
Total	$1,818,019	$2,979,693

SALES BY PRODUCT TYPE

	Three Months Ended June 30,
	2010	2009
Product Revenue
AeroGardens	$1,108,992	$1,584,308
Seed kits and accessories	709,027	1,395,385
Total	$1,818,019	$2,979,693
% of Total Revenue
AeroGardens	61.0%	53.2%
Seed kits and accessories	39.0%	46.8%
Total	100.0%	100.0%

About AeroGrow International, Inc.

Founded in 2002 in Boulder, Colorado, AeroGrow International, Inc. is dedicated to the research, development and marketing of the AeroGarden line of foolproof, dirt-free indoor gardens. AeroGardens allow anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. See www.aerogrow.com.

FORWARD-LOOKING STATEMENTS

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by Jack Walker and/or the Company, statements regarding growth of the AeroGarden product line, optimism related to the business, expanding sales, and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the indoor garden market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings under "risk factors" and elsewhere. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.